                                                                   Exhibit 99.03
                                                                   -------------










                                    AGREEMENT

                                 BY AND BETWEEN

                         BRESLER FAMILY INVESTORS, LLC,

                                FLEUR S. BRESLER,

               BURTON J. REINER AND ANITA O. REINER, JOINT TENANTS

                                       AND

               BURTON & ANITA REINER CHARITABLE REMAINDER UNITRUST

                                    AGREEMENT

         This AGREEMENT ("Agreement") made as of this 21st day of February, 2003 by and among Bresler Family Investors, LLC ("Bresler"), Fleur S. Bresler ("Fleur"), Burton J. Reiner and Anita O. Reiner, husband and wife as joint tenants ("Reiner") and Burton & Anita Reiner Charitable Remainder Unitrust ("Unitrust") (Bresler, Fleur, Reiner and Unitrust are hereinafter referred to individually as "Shareholder" and jointly as "Shareholders").

                                   WITNESSETH:

         WHEREAS, Shareholders are the owners of the majority of the outstanding stock of Bresler & Reiner, Inc., a Delaware corporation (the "Corporation"); and

         WHEREAS, Shareholders desire to promote their mutual interests and the interests of the Corporation by imposing certain restrictions and obligations on themselves and on any shares of stock of the Corporation now owned or hereafter acquired by them.

         NOW, THEREFORE, the parties intending to be legally bound, agree as follows:

         1. Definitions. The following terms as used in this Agreement shall be deemed to have the following definitions:

            "Act" shall mean The Securities Act of 1933.

            "Affiliate" shall mean, with respect to any Person, (i) any Person that directly or indirectly controls, is controlled by, or is under common control with such Person; (ii) any Person that directly or indirectly controls 10% or more of the outstanding equity securities of such Person or of which such Person is directly or indirectly owner of 10% or more of any class of equity securities; (iii) any Person that is an officer of, director of, partner in, or trustee of, or serves in a similar capacity with respect to, such Person or of which such Person is an officer, director, partner or trustee, or with respect to which such Person serves in a similar capacity; or (iv) any Person that is a member of the immediate family of such Person ("immediate family" as used herein shall mean spouse, mother, father, brother, sister or lineal descendant) or is an entity controlled by a member of or members of such Person's immediate family. For avoidance of doubt, Charles Bresler and Sidney Bresler shall be considered affiliates of Bresler and Fleur.

            "Board of Directors" shall mean the Board of Directors of the Corporation.

            "Bresler Group" shall mean Bresler and Fleur, and any of their respective Permitted Transferees.

            "Burt" shall mean Burton J. Reiner.

            "Bylaws" shall mean the Bylaws of the Corporation as amended on the date hereof, in the form attached hereto as Exhibit A.

            "Certificates" shall mean the stock certificates representing
Shares.

            "Charles" shall mean Charles S. Bresler.

            "Common Stock" shall mean the Common Stock, $0.01 par value, of the Corporation.

            "Control" shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

            "Group" shall have the meaning comprehended by Section 13(d)(3) of the Exchange Act as in effect on the date of this Agreement.

            "Morris Agreement" shall mean the Agreement dated January 31, 2003 among Bresler, Fleur, I. Wistar Morris III and related entities, a copy of which is attached hereto as Exhibit B.

            "Person" shall have the meaning set forth in Section 3(a)(9) of the Exchange Act as in effect on the date of this Agreement, and shall include, without limitation, corporations, partnerships, limited liability companies and trusts.

            "Permitted Transferee" shall have the meaning set forth in the First Amended and Restate Shareholders Agreement dated July 31, 2002, as amended through the date hereof, among Bresler, Reiner, Unitrust and the Corporation

            "Reiner Group" shall mean Reiner and Unitrust, and any of their respective Permitted Transferees.

            "Shares" shall mean outstanding shares of Common Stock.

         2. Representations and Warranties. Each party to this Agreement makes the following representations and warranties with respect to each such party and with respect to his/her or its Shares only:

            (a) Power, Authority; Valid Agreement. (i) Such party has all requisite power and authority to execute, deliver and perform its obligations under this Agreement and any other documents delivered in connection herewith;
(ii) such party's execution of this Agreement has been authorized by all necessary corporate or other action on its behalf; and (iii) this Agreement is valid, binding and enforceable against such party in accordance with its terms (subject to applicable bankruptcy, insolvency, moratorium or similar laws affecting creditors' rights generally).

            (b) No Conflict; No Violation. The execution and delivery of this Agreement by such party and the performance of such party's duties and obligations hereunder (i) do not and will not conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default under (A) the organizational documents or agreements or other governing instruments applicable to such party, (B)(1) any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness, or any lease or other agreement or understanding, or (2) any license, permit, franchise or certificate, to which such party is a party or by which such party is bound or to which it or any of such party's properties are subject; (ii) do not require any authorization or approval under or pursuant to any of the foregoing matters set out in (B); (iii) do not violate any order, judgment, decree, statute, law, rule or regulation to which such party or any affiliate of such party is subject.

            (c) No Default. Such party is not (i) in default (nor has any event occurred which with notice, lapse of time, or both, would constitute a default) in the performance of any obligation, agreement or condition contained in (A) this Agreement, (B) the organizational documents or agreements or other governing instruments applicable to such party, (C)(1) any indenture, mortgage, deed of trust, credit agreement, note or other evidence of indebtedness or any lease or other agreement or understanding, or (2) any license, permit, franchise or certificate, in each case, to which such party or any affiliate of such party is bound or to which such party or any of such party's properties are subject, or (ii) in violation of any order, decree, statute, law, rule or regulation applicable to such party which default, event or violation, in the case of clauses (i)(C) or (ii), could reasonably be expected to have a materially adverse effect on such party's ability to perform its obligations under this Agreement.

            (d) No Litigation. There is no litigation, investigation or other proceeding pending or, to such Party's knowledge, threatened against such party which if adversely determined, would materially adversely affect such party's business or financial condition or such party's ability to perform its obligations under this Agreement.

            (e) Consents. No consent, approval or authorization of, or filing, registration or qualification with, any court or governmental authority on its part is required for the execution and delivery of this Agreement by such party or the performance of its obligations and duties under this Agreement.

            (f) Ownership. Each party owns and holds good and marketable title to the Shares owned by each party free and clear of any and all liens, encumbrances, charges, options, rights of first refusal, or other similar matters of any kind whatsoever and the Shares are not subject to any restrictions other than those specified in this Agreement or restrictions on transfer that arise under securities laws.

         3. Term. The term of this Agreement shall commence on the date hereof and terminate at 11:59 p.m. on February 20, 2018.

         4. Major Decisions.

            (a) No Shareholder shall vote any Shares, and Bresler shall not give any consent under the Morris Agreement, without the consent of both Bresler and Reiner, in favor of any of the following actions by the Corporation ("Major Decisions"):







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

                (i) to merge with or into or consolidate with or enter into a business combination, share exchange or similar transaction with any other corporation or entity; to sell, lease or otherwise dispose of all or substantially all of its properties or assets in a single or series of related transactions (other than in connection with the formation of a real estate investment trust of which the Corporation is the founder or sponsor or similar transaction and in which the Corporation is the general partner); to dispose of all or substantially all subsidiaries, to acquire all or substantially all of the stock or properties and assets of any other corporation in a transaction which involves an investment of more than $10,000,000 (which amount shall increase effective January 1 of each year to reflect any increase in the Consumer Price Index -All Urban Consumers, All Items, U.S. City Average ("CPI") over the CPI for January, 2003); provided, however, that consent of both the Bresler Group and Reiner Group shall not be required with respect to (x) any of the foregoing satisfying the conditions set forth in the parenthetical to Section 5(a)(ii) below, or
         (y) a merger of the Corporation with a publicly traded corporation having a total market capitalization greater than $500 million for a price greater than 125% of the average bid quote for the Common Stock on the OTCBB (or any successor quotation service on which bid quotes for the Common Stock are reported) for the 40 trading days prior to the date on which a binding merger agreement is signed by the Corporation;

                (ii) to dissolve the Corporation (within the meaning of the Delaware Business Corporation Law);

                (iii) to effect a reorganization, restructuring or recapitalization other than one satisfying the conditions set forth in the parenthetical to Section 5(a)(ii) below.

                (iv) to engage in a tender offer for shares of the Corporation's Common Stock (other than cash or cash equivalents)

                (v) to permit any single or related series of investments by the Corporation in an amount in excess of $10,000,000 (which amount shall increase effective January 1 of each year to reflect any increase in the CPI over the CPI for January, 2003; or

                (vi) to amend the Certificate of Incorporation of the Corporation.

            (b) Bresler shall instruct Charles and Sidney Bresler to use their respective best efforts to give Burt reasonable notice of all meeting with parties not Affiliated with the Corporation related to the Waterfront complex at which both Charles and Sidney Bresler are attending.

         5. Standstill Restrictions.

            (a) Prohibited Acts. During the term of this Agreement, each Shareholder covenants and agrees that such Shareholder shall not, and shall not permit any of its Affiliates to, either individually or as part of a Group, directly or indirectly:








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                (i) acquire (other than acquisitions resulting from corporate action authorized by the Board of Directors with respect to any pro rata distribution of shares of Common Stock in connection with any stock split, stock dividend, recapitalization, reclassification or similar transaction), solicit an offer to sell, propose to acquire (or publicly announce or otherwise disclose an intention to propose to acquire), offer to acquire, or agree to acquire any Common Stock (or any options, warrants, rights or other securities exercisable for, or convertible or exchangeable into, Common Stock); provided that this
         Section 5(a)(i) shall not apply to (A) any acquisition of Common Stock or of options, warrants, rights or other securities exercisable for, or convertible or exchangeable into, Common Stock granted to any Person pursuant to any benefit plan of the Corporation or any of its Affiliates or (B) the exercise, conversion or exchange of any Common Stock upon the exercise by a Shareholder of rights pursuant to any Rights Agreement that may be adopted by the Corporation for the purpose of deterring coercive takeover activities with respect to the Corporation, provided that all of the shares of Common Stock so acquired upon the exercise of the rights shall be subject to all of the terms of this Agreement or (C) any acquisition of Common Stock made in compliance with Section 7;

                (ii) other than in the capacity as a director or officer of the Corporation, propose (or publicly announce or otherwise disclose an intention to propose), solicit, offer, seek or take any action to effect, negotiate with or provide any non-public information relating to the Corporation or its business to any Person with respect to, any tender or exchange offer, merger, reorganization, sale of assets, consolidation, liquidation, dissolution, share exchange, business combination, restructuring, recapitalization or similar transaction involving the Corporation (other than (x) any of the foregoing that has been approved by the Board of Directors or (y) in connection with any tender or exchange offer in which the Board of Directors has (A) recommended that its shareholders accept such offer or (B) after ten
         (10) business days (as defined in Rule 14d-1 under the Exchange Act as in effect on the date of this Agreement) from the date of commencement of such offer, expressed no opinion, remained neutral, was unable to take apposition or otherwise did not oppose or recommend that its shareholders reject such offer), provided, the parties hereto acknowledge that any such action to effect any of the foregoing shall require shareholder approval of the Corporation.

                (iii) make, or in any way participate in, any "solicitation" of "proxies" (as such terms are defined in Rule 14a-1 under the Exchange
         Act), solicit any consent or communicate with or seek to advise, influence or cooperate in any manner whatsoever any person or entity with respect to the voting of any Common Stock or become a "participant" (as such term is defined in Item 4 of Schedule 14A under the Exchange Act) in any solicitation with respect to the Common Stock or the Corporation; provided that nothing in this Section 5.1(a)(iii) shall apply to any deemed solicitation of proxies that may result from the position or status of a Shareholder or any of its Affiliates as a director of the Corporation at the time of any general solicitation of proxies by the management of the Corporation;

                (iv) form, participate in or join any Persons or Group with respect to the Common Stock or the Corporation or otherwise act in concert with any Person for the purpose of (x) acquiring beneficial ownership of any Common Stock or (y) holding or disposing of Common Stock for any purpose prohibited by this Section 5(a); provided that the foregoing shall not apply to Bresler with respect to the Morris Agreement so long as Bresler takes no action under the Morris Agreement that is inconsistent with this Agreement;

                (v) except as specifically provided in Section 6 below, deposit any Common Stock into a voting trust or subject any Common Stock to any arrangement or agreement with respect to the voting thereof; provided that the foregoing shall not apply to Bresler with respect to the Morris Agreement so long as Bresler takes no action under the Morris Agreement that is inconsistent with this Agreement;

                (vi) initiate, propose or otherwise solicit any holder of Common Stock for the approval of any "shareholder proposal" (as such term is used in Rule 14a-8 under the Exchange Act) with respect to the Common Stock or the Corporation, or induce to attempt to induce any other Person to initiate, propose or otherwise solicit any such shareholder proposal;

                (vii) except as specifically provided in Section 6 below, seek election to or seek to place a representative on the Board of Directors, or seek the removal of any member of the Board of Directors;

                (viii) take any other action in the capacity of a shareholder of the Corporation to seek to Control the management or policies of the Corporation;

                (ix) announce an intention to, or enter into any discussion, negotiations, arrangements or understandings with any third party with respect to, any of the foregoing;

                (x) disclose any intention, plan or arrangement inconsistent with the foregoing, except to the extent required by law;

                (xi) advise, assist or encourage any other Person in connection with any of the foregoing; or

                (xii) enter into any agreement with respect to any of the actions described in subsections (a)(i) through (a)(xi), inclusive, above or ask for a waiver of any such provisions.

            (b) Notice. Each Shareholder agrees that it will notify the Corporation and each other Shareholder promptly if any inquiries or proposals are received by, any information is exchanged with respect to, or any negotiations or discussions are initiated or continued by or with, such Shareholder or any of its Affiliates regarding any matter described in Section 5(a) above. the Corporation and each other Shareholder shall mutually agree upon an appropriate response to be made to any such proposal.

            (c) Exclusions. Nothing contained in this Section shall be deemed to restrict the manner in which a Shareholder or any of its Affiliates which is a member of the Board of Directors may participate in deliberations or discussions of the Board of Directors or individual consultations with any member of the Board of Directors.







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

         6. Voting Agreement.

            (a) Election of Directors. In any and all elections of directors of the Corporation (whether at a meeting or by written consent in lieu of a meeting) each Shareholder shall vote or cause to be voted all Common Stock owned by it now and hereafter acquired, or over which it has voting control, and otherwise use its respective best efforts, so as to designate two directors designated by Bresler, two directors designated by Reiner and the remainder of the directors (the "Outside Directors") as is are mutually acceptable to Bresler and Reiner. The parties hereby agree that George W. Huguely III, Ralph S. Childs, Jr., Michael W. Malafronte, Benjamin C. Auger and Gary F. Bulmash are mutually acceptable to Bresler and Reiner. In the event that Bresler and Reiner are unable, in their reasonable discretion, to agree on one or more Outside Directors within thirty (30) days of the creation of a vacancy, then Bresler and Reiner shall, in their reasonable discretion, each appoint a representative within ten (10) days, the representatives so appointed shall, in their reasonable discretion, nominate candidates for such Outside Director positions, and the Shareholders shall vote their Shares in favor of such nominees. Bresler, in his reasonable discretion, shall have the right to appoint any person as a representative other than Charles. Reiner shall have the right, in his reasonable discretion, to appoint any person as a representative other than Burt, Anita Reiner or their children. The parties acknowledge that federal securities laws and the requirements of any exchange or listing authority may establish criteria for outside directors of public companies and that the parties, and any representatives appointed pursuant to this Subsection, shall consider such requirements in making nominations of Outside Directors The directors initially designated by Bresler are Charles and Sidney M. Bresler; the directors initially designated by Reiner are Burt and Randall L. Reiner and the directors initially deemed mutually acceptable and designated by the Shareholders are George W. Huguely III, Ralph S. Childs, Jr., Michael W. Malafronte, Benjamin C. Auger and Gary F. Bulmash. No Shareholder shall vote to remove any Outside Director without the prior written consent of the other Shareholders.

            (b) Bylaws. Bresler and Reiner each shall direct the directors appointed by them to approve the Bylaws.

            (c) No Voting Trust. This Agreement does not create or constitute, and shall not be construed as creating or constituting, a voting trust agreement under the Delaware General the Corporation Law or any other applicable corporation law.

            (d) Bresler shall not consent to any action by Morris under the Morris Agreement which is inconsistent with the terms of this Agreement.

         7. Acquisition of Shares.

            (a) By Bresler Group. In the event that any Shareholder in the Bresler Group purchases Shares from a Person other than another Shareholder, such Shareholder shall promptly following such purchase notify the members of the Reiner Group of such purchase and offer to sell 50% of the Shares so purchased to the Reiner Group for the same price per share (including commissions and other purchase costs) that such Shareholder paid. The members of the Reiner Group shall have ten (10) days from the receipt of such notice to accept such offer by written acceptance to the offering Shareholder, accompanied by payment of the purchase price. Upon receipt of the purchase price, the offering Shareholder shall direct the Corporation's transfer agent to issue to the members of the Reiner Group who accepted the offer a certificate or certificates representing the Shares purchased by the members of the Reiner Group.







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

            (b) By Reiner Group. In the event that any Shareholder in the Reiner Group purchases Shares from a Person other than another Shareholder, such Shareholder shall promptly following such purchase notify the members of the Bresler Group of such purchase and offer to sell 50% of the Shares so purchased to the Bresler Group for the same price per share (including commissions and other purchase costs) that such Shareholder paid. The members of the Bresler Group shall have ten (10) days from the receipt of such notice to accept such offer by written acceptance to the offering Shareholder, accompanied by payment of the purchase price. Upon receipt of the purchase price, the offering Shareholder shall direct the Corporation's transfer agent to issue to the members of the Bresler Group who accepted the offer a certificate or certificates representing the Shares purchased by the members of the Bresler Group.

            (c) Acquired Shares Bound by Agreement. The Shareholders agree that any Shares acquired by any Shareholder subsequent to the date hereof shall be subject to the terms of this Agreement.

         8. Termination of Rights and Obligations on Certain Events.

            (a) Bresler Group Acts. In the event that any member of the Bresler Group or any Bresler Director casts any vote, gives any consent or otherwise takes any action (i) to remove Burt from office as President and Co-Chairman of the Corporation (other than for Good and Sufficient Cause, as defined below),
(ii) to amend the Bylaws of the Corporation without the consent of Reiner, or
(iii) to institute any proceeding, claim or action, at law or in equity, seeking a ruling that this Agreement or any provision hereof is illegal, invalid or unenforceable, then upon written notice from Reiner and failure to reverse such action within fifteen (15) days following receipt of such notice, all restrictions on voting and other actions by the Reiner Group under Sections 4 and 6 above shall immediately terminate.

            (b) Reiner Group Acts. In the event that any member of the Reiner Group or any Reiner Director casts any vote, gives any consent or otherwise takes any action (i) to remove Sidney Bresler from office as Chief Executive Officer of the Corporation (other than for Good and Sufficient Cause), (ii) to amend the Bylaws of the Corporation without the consent of Bresler, or (iii) to institute any proceeding, claim or action, at law or in equity, seeking a ruling that this Agreement or any provision hereof is illegal, invalid or unenforceable, then upon written notice from Bresler and failure to reverse such action within fifteen (15) days following receipt of such notice, all restriction on voting and other actions by the Bresler Group under Sections 4 and 6 above shall immediately terminate.

            (c) Good and Sufficient Cause. "Good and Sufficient Cause" shall mean (i) continued inattention to or neglect of the duties to be performed by the individual, which inattention is not the result of illness or accident and which inattention is not cured within thirty (30) days after notice from the Corporation to the individual, or (ii) violation of the Corporation's Code of Conduct, as the Code of Conduct may be modified from time to time at the sole discretion of the Corporation, which violation is not cured thirty (30) days after notice from the Corporation to the individual,







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

         9. Compensation. The Shareholders agree that, with the exception of payment of dividends on Shares, Charles and Burt shall receive equal aggregate payments and benefits from the Corporation, whether characterized as compensation or otherwise; provided that this Section 9 shall terminate upon the death or disability of either Charles or Burt.

         10. Securities Law Compliance. The parties acknowledge that the Corporation shall have no obligation to issue certificates in connection with any transfer of Shares unless satisfied that there has been compliance with the requirements of the Securities Act of 1933 and applicable state securities laws and all rules and regulations promulgated under the Securities Act of 1933 and such state securities laws. In connection with this Agreement, Bresler and Reiner each shall prepare and file amendments to Schedules 13D substantially in the forms attached hereto as Exhibits B-1 and B-2.

         11. Specific Performance. The parties acknowledge that money damages are not an adequate remedy for violations of this Agreement and that any part may, in its sole discretion, apply to a court of competent jurisdiction for specific performance or injunctive or such other relief as such court may deem just and proper in order to enforce this Agreement or prevent any violation hereof and, to the extent permitted by applicable law, each party waives any objection to the imposition of such relief.

         12. Notices, Offers, Acceptances and Rejections.

             (a) Notices, etc. Any notice required to be given, or offer, acceptance or rejection made pursuant to the provisions of this Agreement shall be given in writing (including telecopy or similar teletransmission), addressed as follows:


             If to the Bresler Group:   c/o Bresler Family Investors, L.L.C.
                                        10401 Grovesnor Place
                                        Apartment 1703
                                        Rockville, MD 20852
                                        Facsimile:  (301) 230-2344

             With a copy to:            Lawrence D. Rovin
                                        Klehr, Harrison, Harvey, Branzburg &
                                         Ellers LLP
                                        260 S. Broad Street
                                        Philadelphia, PA 19102
                                        Facsimile:  (215) 568-6603

             If to the Reiner Group:    Burton J. Reiner
                                        7108 Armat Drive
                                        Bethesda, MD 20817
                                        Facsimile:  (301) 469-7419

             With a copy to:            Steven S. Snider
                                        Hale and Dorr LLP
                                        1455 Pennsylvania Ave. N.W.
                                        Washington, D.C. 20004
                                        Facsimile: 202-942-8484








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

Unless otherwise specified herein, such notices or other communication shall be deemed received (a) in the case of any notice or communication sent other than by mail, on the date actually delivered to such address (evidenced, in the case of delivery by overnight courier, by confirmation of delivery from the overnight courier service making such delivery, and in the case of a telecopy, by receipt of a transmission confirmation form or the addressee's confirmation of receipt), or (b) in the case of any notice or communication sent by mail, three (3) business days after being sent, if sent by registered or certified mail, with first-class postage prepaid. Each of the parties hereto shall be entitled to specify a different address by giving notice as aforesaid to each of the other parties hereto, which notice shall be effective upon receipt by the parties of such notice.

             (b) Time Periods. Whenever a period of time is to be computed from the date of receipt of an item of certified mail, such period shall be computed from the fifth (5th) day following the date of mailing if delivery of the certified mail item is refused by the party to whom it was directed.

             (c) Multiple Notices. Whenever a notice, Offer, acceptance or rejection or a copy is required to be sent to more than one person, all such communications should whenever reasonably possible, be mailed within a single twenty-four (24) hour period.

         13. Benefit. Except as herein otherwise provided, this Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their personal representatives, heirs, successors and assigns; provided, that the benefits of Sections 4 through 7 above shall not be assignable to any person other than a Shareholder.

         14. Entire Agreement; Amendment, Modification and Termination.

             (a) Entire Agreement. This Agreement contains the entire understanding among the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained. The express terms hereof control and supersede any course of performance and/or usage inconsistent with any of the terms hereof This Agreement may be amended, modified or terminated at any time or times by the agreement in writing of Bresler and Reiner.

             (b) Termination. This Agreement shall automatically be terminated when either the Bresler Group or the Reiner Group, in each case in the aggregate, is the beneficial owner of less than 500,000 Shares.






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

         15. Governing Law. This Agreement shall be construed and enforced in accordance with the law (but not the law of conflict of laws) of the State of Delaware.

         16. Miscellaneous

             (a) Indulgences, Etc. Neither the failure nor any delay on the part of any part to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege with respect to any concurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

             (b) Provisions Separable. If any provision or term of this Agreement is held to be illegal, invalid or unenforceable, such provision or term shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision or term there shall be added automatically as part of this Agreement another provision or term as similar to the illegal, invalid or unenforceable provision as may be possible and that is legal, valid and enforceable.

             (c) Section Headings. Any Section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

             (d) Gender, Etc. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context indicates is appropriate.

             (e) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflect hereon as the signatories.

             (f) Number of Days. In computing the number of days for purposes of this Agreement, all days shall be counted, including Saturdays, Sundays and holidays; provided, however, that if the final day of any time period falls on a Saturday, Sunday or holiday on which Federal banks are or may elect to be closed, then the final day shall be deemed to be the next day which is not a Saturday, Sunday or such holiday.

         17. No Third Party Rights. Except as expressly provided in this Agreement, this Agreement is intended solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any Person other than the parties hereto.

         18. Expenses. Each of the parties hereto shall bear their own expenses incurred in connection with this Agreement and the transactions contemplated hereby, except that if any party hereto institutes any proceeding, claim or action, at law or in equity, in connection with or arising out of the terms, conditions, covenants and agreements contained in this Agreement, the non-prevailing party in any such action, claim or proceeding shall reimburse the prevailing party for reasonable attorneys' fees, costs and other expenses incurred in connection with such proceeding or action.

         19. Further Assurances. Each party shall execute and deliver such additional instruments and other documents and shall take such further actions as may be necessary or appropriate to effectuate, carry out and comply with all of its respective obligations under this Agreement. Each Shareholder shall deliver to the Corporation, concurrently with the filing thereof with the Securities and Exchange Commission, copies of all Forms 3, 4 and 5, Forms 144 and Schedules 13D and 13G, and each amendment thereto, relating to the Corporation and filed by such Shareholder or its Affiliates.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                           BRESLER FAMILY INVESTORS, LLC


                                           By:      /s/ Charles S. Bresler
                                                    ----------------------------
                                                    Charles S. Bresler, Manager


                                           /s/ Fleur S. Bresler
                                           -------------------------------------
                                           Fleur S. Bresler


                                           /s/ Burton J. Reiner
                                           -------------------------------------
                                           Burton J. Reiner, Joint Tenant


                                           /s/ Anita O. Reiner
                                           -------------------------------------
                                           Anita O. Reiner, Joint Tenant

                                           BURTON & ANITA REINER
                                           CHARITABLE REMAINDER UNITRUST


                                           By:      /s/ Burton J. Reiner
                                                    ----------------------------
                                                    Name: Burton J. Reiner
                                                    Trustee


                                           /s/ Charles S. Bresler
                                           -------------------------------------
                                           Charles S. Bresler


                                           /s/ Burton J. Reiner
                                           -------------------------------------
                                           Burton J. Reiner

The undersigned hereby join in this Agreement solely for the purpose of agreeing to, and being bound by, Section 9 above.


     /s/ Charles S. Bresler
-----------------------------------
         Charles S. Bresler

     /s/ Burton J. Reiner
-----------------------------------
         Burton J. Reiner

                                    EXHIBIT A

                                     BY-LAWS

            [See Exhibit 3.2 to Form 8-K filed by the Corporation on
                               February 26, 2003]

                                    EXHIBIT B

                                MORRIS AGREEMENT

                   [See Exhibit 99.1 to Schedule 13D filed by
                  Bresler Family Investors, L.L.C., et al., on
                               February 5, 2003].

                                   EXHIBIT B-1

                                [TO BE ATTACHED]

                                   EXHIBIT B-2

                                [TO BE ATTACHED]








































                                        4